Exhibit 10.41
BAKER HUGHES INCORPORATED
AMENDED AND RESTATED
NONQUALIFIED STOCK OPTION AGREEMENT

Anthony G. Fernandes	878
Grantee	Shares
This Amended and Restated Nonqualified Stock Option Agreement (the “Amended and Restated Agreement”) is issued by Baker Hughes Incorporated (the “Company”) to Anthony G. Fernandes (“Grantee”) on February 24, 2006, pursuant to the Baker Hughes Incorporated Director Compensation Deferral Plan (the “Plan”).
WHEREAS, the Company granted to Grantee on December 31, 2004 (the “Grant Date”), a nonqualified stock option to purchase 878 shares of the common stock of the Company, $1.00 par value per share (the “Common Stock”), at a price of $21.335 per share and issued to Grantee a nonqualified stock option agreement effective on the Grant Date setting forth the terms and conditions of the grant to Grantee (the “Original Agreement”); and
WHEREAS, Grantee’s rights under the Original Agreement are subject to the provisions of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), because the exercise price for the option in the Original Agreement was less than the fair market value of the Common Stock on the Grant Date;
WHEREAS, the Company desires to amend and restate the terms of the Original Agreement by this Amended and Restated Agreement to comply with the requirements of section 409A of the Code and the guidance issued by the Internal Revenue Service with respect thereto;
NOW, THEREFORE, pursuant to action by the Board of Directors of the Company, the Company hereby amends and restates the Original Agreement to provide as follows:
Grantee is hereby granted a nonqualified stock option to purchase the number of shares set forth above of the Company’s $1.00 par value common stock at the exercise price of $21.335 for each share subject to this option, payable at the time of exercise. Subject to the terms of the Plan regarding exercise, this option will be exercisable only on February 24, 2006.
Cashless exercise, in accordance with the terms of the Plan, shall be available to Grantee for the shares subject to the option.
This option is granted under the Plan and is subject to all of the provisions of the Plan. This option is not transferable by Grantee otherwise than by will or by the laws of descent and distribution, and is exercisable during Grantee’s lifetime only by Grantee.
The Original Agreement is amended and restated in its entirety by the terms of this Amended and Restated Agreement and the Original Agreement is no longer effective.
IN WITNESS WHEREOF, this Amended and Restated Agreement has been duly executed and delivered on this 24th day of February, 2006.

BAKER HUGHES INCORPORATED

/s/Chad C. Deaton

Chad C. Deaton — Chairman & CEO